EXHIBIT 10(ii)(ay)

Ken C. Hicks

Position:	President and Chief Merchandising Officer
Starting Date:	January 1, 2005

Base Salary:	$765,000, reviewed annually beginning March, 2006

Short Term Incentive
50% of Base Salary at Target
100% of Base Salary at Max

Stock Options

You received a special stock option grant for 50,000 shares on January 3, 2005, with an exercise price of $41.87. The option will vest pro-rata over a three-year period and become 100% vested on January 1, 2008.

On February 16, 2005 you will receive a special stock option grant that is intended to replace a value of $107,500 (the difference in value between December 8, the date of Board approval, and January 3, the effective date of the stock option described above). The number of shares will be determined by the fair market value (average of high and low) on the date of grant. The option exercise price will be the fair market value of JCPenney stock on the grant date. The option will vest over a three year period. The grant is subject to the approval of the Human Resources and Compensation Committee of the Board.

Restricted Stock Grant

You received a restricted stock award for 13,813 shares on January 3, 2005. The shares covered by the stock award shall vest on January 3, 2008.

All of the above awards are subject to the terms and provisions of the 2001 J. C. Penney Company, Inc. Equity Compensation Plan.

Long Term Incentive

You will be eligible to participate in the JCPenney Long Term Incentive Program, including grants of stock options and restricted stock as approved by the Board, with awards under that plan governed by the final plan approved by shareholders in May,  2005.

Benefits

You are eligible to participate in the JCPenney benefits programs, according to the terms of each program.

Termination of Prior Agreement

This agreement supersedes that certain Employment Agreement between JCPenney Corporation, Inc. and you, dated July 15, 2002. Consequently, that certain Employment Agreement is hereby terminated as of this date.

/s/ Myron E. Ullman, III

Myron E. Ullman, III

/s/ Ken C. Hicks

Ken C. Hicks

February 16, 2005

Date